Exhibit 10.2

TECHNOLOGY TRANSFER AND CONSULTING AGREEMENT

THIS TECHNOLOGY TRANSFER AND CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of this 25th day of May, 2009, by and between Sunggyu Lee, Ph.D. (“SL”) and NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION, a Delaware corporation (“NTIC”).

RECITALS:

A.                                   SL owns certain technology, intellectual property and proprietary information (the “Concept”);

B.                                     SL has developed certain knowledge, information, know-how, trade secrets, discoveries, procedures, devices, techniques, programs, inventions, creations, methods, protocols, concepts, formulas, documentation, prototypes, designs, improvements, software, content, data, support and design documentation, ideas, drawings, works of authorship and/or other valuable technical and proprietary information related to the Concept, whether or not described in the Intellectual Property Rights (as hereinafter defined), whether or not in writing or reduced to practice, and whether or not patentable, copyrightable, secret or proprietary (together, with the Concept, the “Technology”);

C.                                     NTIC desires to obtain an option to purchase the Technology and to engage SL as a consultant to NTIC to assist NTIC in completing the Project Phase 1 (as defined in Appendix I herein) for NTIC;

D.                                    In the event of the successful completion of the Project Phase 1, NTIC desires to continue to engage SL as a consultant to provide ongoing development and support services to NTIC in connection with continuing development of the Technology; and

E.                                      SL desires to grant NTIC such an option to transfer the Technology to NTIC and to accept such an engagement upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1.                       OPTION TO TRANSFER TECHNOLOGY TO NTIC AND ACCEPT CONSULTING ENGAGEMENT WITH NTIC

(a)                                  Option.  Commencing May 1, 2009, NTIC reserves the exclusive, non-transferable right, privilege and option (the “Option”) to purchase the Technology from SL and to engage SL for the consulting services as described in Section 1(c) of this Agreement, such Option to be exercised by NTIC within eighteen (18) months of the date of this Agreement (the “Option Period”). In consideration for the Option, NTIC will pay to SL a down payment of US$30,000 (the “Down Payment”), payable in six (6) $5,000 monthly increments beginning on the first day of the first month after the execution of this Agreement, which Down Payment will be deductible from any amounts to be paid to SL by NTIC pursuant to Section 1(d) of this Agreement.  Upon execution of this Agreement and at all times during the Option Period, SL will not transfer the Technology to anyone other than NTIC or provide services to any third party similar to the Services (as hereinafter defined) to be provided to NTIC under this Agreement.

(b)                                 Technology Purchase and Sale. Subject to the terms and conditions set forth in this Agreement and assuming NTIC exercises the Option described in Section 1(a) of this Agreement, SL hereby irrevocably assigns and transfers to NTIC all of their collective right, title and interest in and to the Technology, together with the full and unrestricted right to use, develop, enhance, modify, improve and assign, license or otherwise transfer the same, and to make, use, sell and lease any products incorporating the Technology, free and clear of all liens, security interests or other encumbrances of any character whatsoever (collectively “Encumbrances”).  The transfer hereunder includes all of SL’s rights, title and interests in and to all patents, patent applications, patent rights, copyrights, copyright applications, trademarks, trademark applications, trade names, service marks, service mark applications, know-how, trade secrets, proprietary processes and formulae, similar statutory and common law protections which may apply to, or be applied for or granted with respect to, the Technology and all rights of priority and all rights and claims for past infringement thereof related to the Technology and any United States patent applications (including divisional, continuing or reissue applications) based in whole or in part on the Technology, any foreign applications based in whole or in part on the Technology or any of such patents and patent applications, and any and all patents (including extensions thereof) of any country which have been or may be granted on any of the inventions or applications (collectively, the “Intellectual Property Rights”).  Assuming NTIC exercises the Option described in Section 1(a) of this Agreement, SL will execute promptly on request whatever documents NTIC reasonably deems necessary or desirable to carry out the provisions of this Section 1(b).

(c)                                  Consulting Engagement; Services. Subject to the terms and conditions set forth in this Agreement and assuming NTIC exercises the Option described in Section 1(a) of this Agreement, NTIC hereby appoints and engages SL and SL hereby accepts such appointment and engagement, to perform in a diligent and competent manner the services in connection with Project Phase 1, as set forth on Appendix I attached hereto and incorporated herein (collectively, the “Services”).   In providing the Services, SL shall not utilize the services of any person or entity unless pre-approved in writing by NTIC.  NTIC hereby approves SL as pre-approved to perform the Services.  Upon completion of the Project Phase 1, the consulting period may be extended to additional phases upon the written agreement of both parties or a written amendment to this Agreement.

(d)                                 Consideration for Transfer of Technology and Provision of Consulting Services.  Assuming NTIC exercises the Option described in Section 1(a) of this Agreement, in exchange for the assignments and transfers by SL of the Technology to NTIC pursuant to Section 1(b) of this Agreement and in exchange for the Services to be rendered by SL to NTIC pursuant to Section 1(c) of this Agreement, NTIC shall pay to SL US$120,000 ($150,000 less the $30,000 Down Payment paid by NTIC to SL pursuant to Section 1(a) above), payable in eight (8) $15,000 monthly increments. These monthly increments shall be payable in advance on the first day of each month during the first eight (8) months of the Project Phase 1 and in a manner as reasonably designated by SL. In the event NTIC requests SL to travel in furtherance of the purposes of this Agreement, NTIC shall pay to SL such amounts as are necessary to pay or reimburse SL for reasonable, out-of-pocket travel expenses, which shall be determined and approved in advance by NTIC on a case-by-case basis.  Any such reimbursements by NTIC shall be made to SL upon submission by SL to NTIC of an expense report with appropriate receipts, in accordance with customary NTIC policies.

(e)                                  Royalties. In the event that NTIC commercializes any products or services that incorporate the Technology or any other Inventions (as hereinafter defined) developed by SL pursuant to this Agreement, the ownership of which is transferred to NTIC pursuant to Section 1(b) and/or Section 6 of this Agreement and SL otherwise complies with the terms of this Agreement, including without limitation Sections 6 and 7 of this Agreement, then in addition to the amounts paid to SL pursuant to Section 1 of this Agreement, NTIC shall pay to SL a royalty of three percent (3%) of any earnings before interest and taxes (EBIT) to NTIC generated from the commercial exploitation by NTIC of any products or services that incorporate the Technology or any other Inventions developed by SL pursuant to this Agreement, the ownership of which is transferred to NTIC pursuant to Section 1(b) and/or Section 6 of this Agreement until the earlier of: (i) the last to expire of any applicable patents covering such Technology or Inventions and (ii) all of the patents covering such Technology or Inventions are held to be invalid by a court or other authority of competent jurisdiction, or if there are no issued patents covering such Technology or Inventions, for 10 years from the first date of commercial sale or license.  For purpose of this Agreement, earnings before interest and taxes to NTIC generated from the commercial exploitation of any products or services that incorporate the Technology or any other Inventions developed by SL pursuant to this Agreement, shall be determined to the extent practicable in accordance with U.S. generally accepted accounting principles and ultimately by NTIC in its sole discretion.  Should NTIC sell the Technology or any Inventions developed by SL under this Agreement to a third party, NTIC will ensure that the royalty obligations set forth in this Section 1(e) of this Agreement will be assumed by the new owner or will make such other arrangements with SL at that time so as to compensate SL for any lost future royalties.

(f)                                    Delivery of Documents Evidencing Technology Transfer; Further Assurances.  Promptly upon exercise of the Option and from time to time thereafter as appropriate, SL will deliver to NTIC all documentation in either of its possession embodying or relating to the Technology.  SL also agrees to assist NTIC in every legal way to evidence, record and perfect the assignment and transfer pursuant to Section 1(b) of this Agreement and to apply for and obtain recordation of and from time to time enforce, maintain, and defend the assigned rights.  If NTIC is unable for any reason whatsoever to secure either SL’s signature to any document to which it is entitled under this Section 1, SL hereby irrevocably designates and appoints NTIC and its duly authorized officers and agents, as its agents and attorneys-in-fact with full power of substitution to act for and on its behalf and instead of SL, to execute and file any such document or documents and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by SL, as the case may be.

SECTION 2.                       TERMINATION; EFFECT OF TERMINATION

(a)                                  Termination.  This Agreement may be terminated:

(i)                                     By NTIC if, at any stage, NTIC determines in its sole discretion not to proceed with the Project, including without limitation if NTIC determines that either the technical or commercial viability of the Project is infeasible for NTIC at any point.

(ii)                                  By NTIC immediately upon written notice to SL in the event of a breach by SL of this Agreement, which breach is not cured to the reasonable satisfaction of NTIC within fifteen (15) days following delivery by NTIC of written notice describing the alleged breach in reasonable detail; or

(iii)                               By mutual agreement of the parties in writing.

(b)                                 Effect of Termination.  Upon termination of this Agreement, the parties hereto shall have no obligations to each other hereunder, other than NTIC’s obligation to pay any earned but unpaid payments and royalties pursuant to Section 1 of this Agreement and SL’s covenants in Sections 6 and 7 of this Agreement, which provisions shall survive the termination of this Agreement may be terminated.

SECTION 3.                       DUTIES OF NTIC HEREUNDER

(a)                                  Domestic Commercialization. Unless NTIC determines that the U.S. domestic market is infeasible for this Technology, NTIC covenants to use commercially reasonable efforts during the first three (3) years of commercializing the Technology and any Invention developed by SL under this Agreement, to exclusively exploit any Invention resulting from the Project Phase 1 in the United States of America (USA) domestic market with USA-based resources.

(b)                                 Support Services. NTIC agrees to provide commercially reasonable personnel to act as technical liaisons between SL and NTIC as well as to create a business plan for the commercial exploitation of the Project Phase 1 Technology and Inventions.

SECTION 4.                       INDEPENDENT CONTRACTOR RELATIONSHIP OF THE PARTIES

Notwithstanding anything contained in this Agreement to the contrary, NTIC, on the one hand, and SL, on the other hand, are and shall act as, and for all purposes shall be deemed to be, independent contractors.  As independent contractors, SL may pursue whatever proper and legitimate means it chooses in performing the Services.  No contract of employment, partnership, joint venture or any other relationship except that of independent contractors shall be deemed to exist between NTIC, on the one hand, and SL, on the other hand.  NTIC will timely issue to SL, on an annual basis during the term hereof, an IRS Form 1099 with respect to compensation paid to SL hereunder.  Accordingly, SL shall have sole and exclusive responsibility for the payment of all federal, state and local income taxes and for Social Security and other similar taxes with respect to any compensation or benefits provided by NTIC hereunder.  SL is not authorized to bind NTIC or to incur any obligation or liability on behalf of NTIC except as expressly authorized by NTIC in writing.

SECTION 5.                       REPRESENTATIONS AND WARRANTIES OF SL

SL represents and warrants to NTIC as of the date hereof, which representations and warranties are being relied upon by NTIC (notwithstanding any independent investigation by NTIC), as follows:

(a)                                  Power and Execution.  SL has all requisite power and authority and legal capacity to enter into this Agreement and to carry out the transactions contemplated hereby.  This Agreement has been duly executed and delivered by SL, and constitutes valid and legally binding obligations enforceable against SL in accordance with the terms of this Agreement (except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally or the availability of specific performance, injunctive relief and other equitable remedies, and to general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law)).

(b)                                 Ownership of Technology and Intellectual Property Rights.  SL has or at the time of transfer to NTIC will have the sole right, title and interest in and to the Technology and the Intellectual Property Rights, in each case free and clear of all Encumbrances.  No adverse claims have been made and no dispute has arisen with respect to any of such rights.  To the best knowledge of SL, the proposed use by NTIC of the Technology and the Intellectual Property Rights will not involve infringement or, claimed infringement of any patent, trademark, service mark, trade name, copyright, license or similar right of any third party.

(c)                                  No Conflicts.  Neither the execution and delivery of this Agreement nor the performance of the provisions hereof or the transactions contemplated hereby by SL violates or conflicts with (a) any organizational, charter or governing documents of SL; (b) any applicable law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any court, government or governmental agency or instrumentality, domestic or foreign, or (c) or result in any breach of any of the terms of or constitute a default under or result in the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or Encumbrances of any nature pursuant to the terms of any contract, agreement or instrument to which SL is a party or by which SL, or his respective properties, or any of the Technology or Intellectual Property Rights, is bound.

(d)                                 Disputes and Litigation.  There is no action, suit, proceeding, or claim, pending or, to the best knowledge of SL, threatened, and no investigation by any court or government or governmental agency or instrumentality, domestic or foreign, pending or, to the best of knowledge of SL, threatened, against SL which relate to the Concept, the Technology or the Intellectual Property Rights, before any court, government or governmental agency or instrumentality, domestic or foreign, nor is there any outstanding order, writ, judgment, stipulation, injunction, decree, determination, award, or other order of any court or government or governmental agency or instrumentality, domestic or foreign, against SL, which relate to the Concept, the Technology or the Intellectual Property Rights.

(e)                                  Statements.  Neither this Agreement nor any schedule, exhibit, certificate, list or other document furnished or to be furnished by or on behalf of SL pursuant to this Agreement contains or will contain any untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained herein and therein, in light of the circumstances under which they are made, not misleading.

SECTION 6.                       ASSIGNMENT OF INVENTIONS

(a)                                  Definition.  “Inventions” as used in this Section 6, means any inventions, discoveries, improvements, ideas, concepts, drawings, designs, patents, patent applications, specifications, trade secrets, prototypes, techniques, processes, formulae, technologies developed or used, systems, know-how and documentation (whether or not they are in writing or reduced to practice) or works of authorship (whether or not they can be patented or copyrighted) (i) that SL makes, authors or conceives (either alone or with others), within the scope of the Services provided to NTIC hereunder and (ii) that concern or are related to NTIC’s business or to NTIC’s actual or demonstrably anticipated research and development.

(b)                                 Works Made For Hire.  It is expressly understood and agreed that any and all right, title and interest of SL in and to any Inventions (as defined in Section 6(a)) shall be treated as “works made for hire” as defined in the Copyright Act of 1976, as amended, 17 U.S.C. §101, et seq.  To the extent that any such Inventions are deemed or treated as not “works made for hire,” SL hereby expressly and irrevocably assigns to NTIC all of their respective rights, title and interest in and to such Inventions and any and all intellectual property and other proprietary rights they may have therein.  All Inventions and such intellectual property and other proprietary rights are and shall be the sole and exclusive property of NTIC.

(c)                                  SL will, with respect to any Invention:

(i)                                     keep current, accurate, and complete records, which will belong to NTIC;

(ii)                                  promptly and fully disclose the existence and describe the nature of such Invention to NTIC in writing (and without request);

(iii)                               to the extent exclusive title and/or ownership rights may not originally vest in NTIC, assign (SL hereby assigns, transfers and conveys) to NTIC all of SL’s rights, title and interest to such Invention, along with any application SL makes for patents or copyrights, and any patents or copyrights granted to SL in any country, pertaining to such Invention;

(iv)                              acknowledge and deliver promptly to NTIC any written instruments, and perform any other acts necessary in NTIC’s opinion to preserve property rights in such Invention against forfeiture, abandonment or loss and to obtain and maintain patents and/or copyrights on any Inventions and to vest the entire right and title to such Invention in NTIC.  Such execution and assistance shall be at no charge to NTIC, but at NTIC’s expense and NTIC shall reimburse SL for reasonable out-of-pocket expenses incurred; and

(v)                                 perform any other acts necessary in NTIC’s opinion to preserve property rights in the Invention against forfeiture, abandonment or loss and to obtain and maintain letters patent and/or copyrights on the Invention and to vest the entire right and title to such Invention in NTIC.  With respect to any obligations performed by SL under this Section 6 following termination of this Agreement, NTIC will pay or reimburse all reasonable out-of-pocket expenses.

(d)                                 Presumption.  In the event of any dispute, arbitration or litigation concerning whether an invention, improvement or discovery made or conceived by SL is the property of NTIC, such invention, improvement or discovery to the extent it relates to the subject matter of this Agreement will be presumed the property of NTIC and SL will bear the burden of establishing otherwise.

(e)                                  Further Assurances.  Upon request by NTIC, SL agrees to take all actions that are necessary to perfect NTIC’s interest in and to the Inventions (as defined in Section 6(a)), and to execute and deliver all applications for securing all United States and foreign patents, copyrights, trademarks, or other Intellectual Property Rights relating to the Inventions, and to do, execute and deliver any and all acts and instruments that may be reasonably necessary or proper to vest all such Intellectual Property Rights in NTIC, and to enable NTIC to obtain all such protection.  Upon request by NTIC, SL shall execute and deliver all appropriate applications for securing all United States and foreign patents, copyrights, trademarks, or other Intellectual Property Rights relating to the work performed under this Agreement, and shall do, execute and deliver any and all acts and instruments that may be necessary or property to vest all of the Intellectual Property Rights in NTIC, and to enable NTIC to obtain all such protection. SL agrees to render to NTIC all such assistance as it may reasonably require in the prosecution or defense of all interferences, which may be declared involving any of such Intellectual Property Rights.  SL further agrees not to contest the validity of any Intellectual Property Rights or proprietary rights, United States or foreign, to which the performance of Services made any contribution, or in which SL participated in any way, or to assist any other party in any way in contesting the validity of any such rights.  SL further agrees that the obligations and undertakings stated in this Section 6 shall continue beyond the term of this Agreement shall survive the termination or expiration of this Agreement.

(f)                                    Return of Property.  All Inventions, including all Intellectual Property Rights or other physical or intangible property created or developed by SL during the term of this Agreement, whether or not the same are covered by any other section of this Agreement, is the sole and exclusive property of NTIC and shall be delivered promptly to NTIC (together with all copies thereof), upon termination or expiration of this Agreement or upon the request of NTIC.  To the extent that any employees or subcontractors of SL comes into contact with any such Inventions, including Intellectual Property Rights, SL shall cause such employees or subcontractors to enter into a Trade Secret Agreement in form and substance satisfactory to NTIC.  NTIC shall be deemed to be a third-party beneficiary of any such Trade Secret Agreement and NTIC may, in its sole discretion, on its own behalf or on behalf of SL, directly enforce the provisions of any such Trade Secret Agreement.

(g)                                 Unrelated Technologies.  The parties acknowledge that SL is a creative scientist who desires and intends to engage in research and other creative activities during his professional career outside of the scope of the Project Phase 1 and in fields other than those related to NTIC’s business or NTIC’s actual or demonstrably anticipated research and development (“Unrelated Technology”). Nothing in this Agreement is intended in any manner to limit or prohibit SL from continuing in such activities, and SL is encouraged to do so.  In the event, however, that SL wishes to disclose any such Unrelated Technology and matters arising therefrom to NTIC, and if NTIC is interested in obtaining information with respect thereto looking toward the possible commercialization thereof on essentially the same terms as set forth in this Agreement, then NTIC agrees that it will enter into an appropriate non-disclosure and trade secrecy agreement protecting SL from any improper utilization by NTIC of the information disclosed to it by SL on a confidential basis.

SECTION 7.                       CONFIDENTIAL INFORMATION

(a)                                  For the purposes hereof, the term “Confidential Information” means information:  (a) disclosed to or actually known by SL, (b) not generally known outside NTIC, and (c) that relates to the business of NTIC or any of its affiliates (including any joint venture) or NTIC’s actual or demonstrably anticipated research and development.  The parties agree that Confidential Information includes, but is not limited to, the products and services of NTIC or any of its affiliates (including any joint venture), all of NTIC’s technology and other technical information such as designs, trade secrets, know-how, methods and materials, all marketing information, business strategies, pricing information, customer lists, and so forth.

(b)                                 SL recognizes and acknowledges that NTIC develops Confidential Information, that SL may develop Confidential Information for NTIC, and that SL has previously learned of and will continue to learn of the Confidential Information.  SL further recognizes and acknowledges that Confidential Information is a valuable, special and unique asset of NTIC and is the sole property of NTIC.  As a result, both during the term of this Agreement and thereafter, SL shall not, without the prior written consent of NTIC, for any reason, either directly or indirectly, divulge to any third party or use for their own benefit, or for any other purpose other than the exclusive benefit of NTIC, any Confidential Information.

SECTION 8.                       MISCELLANEOUS

(a)                                  Application of Certain Provisions to SL’s Employees and Agents, Etc.  SL agrees to inform any of SL’s employees, partners, members, owners and affiliates who provide services to NTIC on behalf of SL under this Agreement, of SL’s obligations under this Agreement, including, but not limited to, the provisions of Sections 6 and 7, and ensure that all such employees, partners, members, owners and affiliates have agreed in writing to be bound by the terms of this Agreement, either by means of an agreement directly with NTIC or pursuant to an agreement with SL.

(b)                                 Remedies.  SL acknowledges and agrees that by virtue of the special knowledge of NTIC’s business or research and development activities that SL shall develop, great loss and irreparable damage would be suffered by NTIC if SL should breach or violate any of the terms or provisions of the covenants and agreements set forth herein.  SL further acknowledges and agrees that each such covenant and agreement is reasonably necessary to protect and preserve NTIC’s interests.  Therefore, in addition to all other remedies available at law or in equity, SL agrees that NTIC shall be entitled to a temporary restraining order and a permanent injunction

(with or without bond) to prevent a breach of any of the covenants or agreements of SL contained herein.

(c)                                  NTIC Policies and Procedures.  In carrying out its duties under this Agreement, SL agrees that he and his employees and agents providing services hereunder, will follow all of NTIC’s policies and procedures that are applicable to its independent consultants including without limitation NTIC’s insider trading policy and code of ethics and conduct, as such policy and code may be amended or supplemented from time to time and provided by NTIC to SL.

(d)                                 Notices.  All notices, requests, consents and other communications required or permitted to be given hereunder, shall be in writing and shall be deemed to have been given if delivered personally or sent by fax, or mailed first class, postage prepaid, by registered or certified mail (notices sent by fax or mailed shall be deemed to have been given on the date sent), to the parties at the following addresses or at such other address as either party shall designate by notice in writing to the other in accordance herewith:

(e)                                  Assignment.  This Agreement is for personal services to be provided by SL and may not be assigned or transferred by SL to, or the duties or services of SL performed or provided by, any third party without the prior written consent of NTIC.  This Agreement may be assigned by NTIC (by operation of law or otherwise) without the consent of SL or without notice to SL.  In the event that any change in ownership, management, control or scope of business activities of SL impairs the performance of the duties and/or obligations of SL under this Agreement, NTIC may, upon thirty (30) days prior written notice given to SL, terminate this Agreement.

(f)                                    Binding Effect.  This Agreement shall be binding upon, and shall inure to the benefit of, NTIC and its successors and assigns, and SL and his successors and permitted assigns.

(g)                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflict of laws principles.

(h)                                 Entire Agreement.  This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof.

(i)                                     Amendments; Waivers.  This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party against whom the waiver is sought to be enforced, which instrument specifically refers to this Agreement.  The failure of either party at any time or times to require compliance with any provision hereof shall in no manner affect the right of such party at a later time to enforce the same.  No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach of any term or covenant contained in this Agreement.

(j)                                     Recitals.  The recitals to this Agreement are an integral part of this Agreement and are incorporated herein by reference.

(k)                                  Severability.  In the event any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable, such unenforceability shall attach to such provision only, and in all other respects this Agreement shall be deemed enforceable and shall be enforced to the maximum extent permitted by law.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

NORTHERN TECHNOLOGIES	SUNGGYU LEE, Ph.D.
INTERNATIONAL CORPORATION